Green & Company, CPAs A PCAQOB Registered Accounting Firm

February 5, 2019

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the statement included in Item 4.01 of the Form 8-K dated January 31, 2019, to be filed by our former client, KonaTel, Inc. We agree with the statements made in response to that item insofar as they relate to our Firm.

We have no basis to agree or disagree with the other statements included in the Form 8-K mentioned above.

Sincerely,

/s/ Green & Company, CPAs LLC

Green & Company, CPAs

Tampa, FL

13907 N Dale Mabry Hwy, Site 102                  Tampa, Fl 33618                                     813-606-4388